Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form S-1 of our reports dated April 10, 2006 relating to the consolidated financial statements and to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Carrizo Oil & Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended by Form 10-K/A filed on April 11, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Pannell Kerr Forster of Texas, P.C.
Houston, Texas
November 8, 2006